As filed with the Securities and Exchange Commission on August 17, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
EXTERRAN HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	74-3204509
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
4444 Brittmoore
Houston, Texas 77041
(Address of Principal Executive Offices)
Hanover Compressor Company 1998 Stock Option Plan
Hanover Compressor Company December 9, 1998 Stock Option Plan
Hanover Compressor Company 1999 Stock Option Plan
Hanover Compressor Company 2001 Stock Incentive Plan
Hanover Compressor Company 2003 Stock Incentive Plan
The Hanover Companies Retirement Savings Plan
Universal Compression Holdings, Inc. Incentive Stock Option Plan
(Full titles of the plans)
Donald C. Wayne
Vice President, General Counsel and Secretary
Universal Compression Holdings, Inc.
4444 Brittmoore
Houston, Texas 77041
(713) 335-7000
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate	Amount of
Title of Securities	Amount to be	Price	Offering	Registration
to be Registered	Registered (1)(2)	Per Share (3)	Price (3)	Fee
Common Stock, par value $0.01 per share	2,344,188	$73.15	$171,477,353	$5,265

(1)	This Registration Statement registers the issuance of an aggregate of 2,344,188 shares of the common stock of Exterran Holdings, Inc., par value $0.01 per share, of which 38,311 shares are issuable pursuant to stock options issued to former employees of Hanover Compressor Company, a Delaware corporation (“Hanover”), pursuant to the Hanover Compressor Company 1998 Stock Option Plan; 40,149 shares are issuable pursuant to stock options issued to former employees of Hanover pursuant to the Hanover Compressor Company December 9, 1998 Stock Option Plan; 24,577 shares are issuable pursuant to stock options issued to former employees of Hanover pursuant to the Hanover Compressor Company 1999 Stock Option Plan; 183,903 shares are issuable pursuant to stock options issued to former employees of Hanover pursuant to the Hanover Compressor Company 2001 Stock Incentive Plan; 249,423 shares are issuable pursuant to stock options issued to former employees of Hanover pursuant to the Hanover Compressor Company 2003 Stock Incentive Plan; 20,000 shares are issuable to former employees of Hanover pursuant to The Hanover Companies Retirement Savings Plan; and 1,787,825 shares are issuable pursuant to stock options issued to former employees of Universal Compression Holdings, Inc., a Delaware corporation (“Universal”), pursuant to the Universal Compression Holdings, Inc. Incentive Stock Option Plan (collectively, the “Plans”).

(2)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable as a result of the antidilution provisions of the Plans, awards thereunder or as provided in the Agreement and Plan of Merger, dated as of February 5, 2007, as amended on June 25, 2007, among the Registrant, Hanover, Universal, Hector Sub, Inc. and Ulysses Sub, Inc. (the “Merger Agreement”) and shall also cover such indeterminate amount of interests to be offered and sold pursuant to The Hanover Companies Retirement Savings Plan.

(3)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, on the basis of the high and low prices of Universal’s common stock on the New York Stock Exchange on August 10, 2007. The price of Universal’s common stock has been used for these purposes because shares of Universal common stock are being converted into shares of Exterran Holdings, Inc. common stock on a one-for-one basis pursuant to the Merger Agreement

EXPLANATORY NOTE
     We, Exterran Holdings, Inc. (“Exterran” or the “Registrant”), entered into an Agreement and Plan of Merger, dated as of February 5, 2007, as amended on June 25, 2007 (as so amended, the “Merger Agreement”), with Hanover Compressor Company (“Hanover”), Universal Compression Holdings, Inc. (“Universal”), Hector Sub, Inc., a wholly owned subsidiary of Exterran, and Ulysses Sub, Inc., a wholly owned subsidiary of Exterran. Upon consummation of the mergers pursuant to the Merger Agreement, Universal will be merged with and into Ulysses Sub, Inc. and Hanover will be merged with and into Hector Sub, Inc. These mergers are referred to in this Registration Statement as the “mergers.” As a result of the mergers, Hanover and Universal will each become a wholly owned subsidiary of the Registrant and the existing stockholders of Hanover and Universal will become our stockholders. Pursuant to the Merger Agreement, each existing Hanover stockholder will have the right to receive 0.325 shares of Exterran common stock in exchange for each share of Hanover common stock and each Universal stockholder will have the right to receive one share of Exterran common stock in exchange for each share of Universal common stock. Hanover stockholders will have the right to receive cash for any fractional shares of Exterran common stock that they would otherwise be entitled to receive. Pursuant to the Merger Agreement, we will assume the former obligations of Hanover and Universal in respect of options outstanding under the Hanover Compressor Company 1998 Stock Option Plan, the Hanover Compressor Company December 9, 1998 Stock Option Plan, the Hanover Compressor Company 1999 Stock Option Plan, the Hanover Compressor Company 2001 Stock Incentive Plan, the Hanover Compressor Company 2003 Stock Incentive Plan and the Universal Compression Holdings, Inc. Incentive Stock Option Plan. In assuming these obligations. Each such option to purchase Hanover common stock outstanding immediately prior to the mergers will become an option to acquire 0.325 shares of the Registrant’s common stock at a price per share equal to the per share exercise price specified in each such option divided by 0.325, subject to adjustment as set forth in the Merger Agreement. Each such option to purchase Universal common stock outstanding immediately prior to the effective time of the mergers will become an option to acquire an equal amount of shares of the Registrant’s Common Stock at a price per share equal to the per share exercise price specified in each such option, subject to adjustment as set forth in the Merger Agreement. In addition, we will assume the former obligations of Hanover under the Hanover Companies Retirement Savings Plan and the former obligations of Universal under the Universal Compression, Inc. 401(k) Retirement and Savings Plan and the Universal Compression, Inc. Employees’ Supplemental Savings Plan.
     Shares of Exterran common stock that may be acquired under The Hanover Compressor Companies Retirement Savings Plan are obtained through open market purchases at prevailing market prices. Such transactions will not involve the original issuance by Exterran of any new shares or result in a change in the number of outstanding shares.
     Exterran files this Registration Statement on Form S-8 relating to its shares of common stock, par value $0.01 per share, issuable pursuant to the Plans or options outstanding under the Plans, as applicable.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
Restated Certificate of Incorporation
Amended and Restated Bylaws
Opinion of Baker Botts L.L.P.
Consent of PricewaterhouseCoopers LLP
Consent of Deloitte & Touche LLP
Consent of Ernst & Young LLP

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     This Registration Statement is being filed by Exterran Holdings, Inc. with respect to the Plans referred to on the cover of this Registration Statement. The document(s) containing information required in Part I of this Registration Statement will be provided to each participant in the Plans, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission by Hanover and Universal pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

Hanover Filings (File No. 001-13071)	Period
Annual Report on Form 10-K/A Amendment No. 1, filed April 30, 2007	Fiscal Year ended December 31, 2006
Annual Report on Form 10-K, filed February 28, 2007	Fiscal Year ended December 31, 2006
Quarterly Report on Form 10-Q, filed May 2, 2007	Quarter ended March 31, 2007
Quarterly Report on Form 10-Q, filed August 1, 2007	Quarter ended June 30, 2007
Current Reports on Form 8-K	Filed January 8, 2007, February 5, 2007 (other than Item 2.02 thereof), March 2, 2007, March 21, 2007, March 28, 2007, May 14, 2007; June 4, 2007; June 25, 2007; July 5, 2007; July 19, 2007 and August 6, 2007
Annual Report on Form 11-K of The Hanover Companies Retirement Savings Plan	Fiscal Year ended December 31, 2006

Universal Filings (File No. 001-15843)	Period
Annual Report on Form 10-K/A Amendment No. 1, filed April 30, 2007	Fiscal Year ended December 31, 2006
Annual Report on Form 10-K, filed March 1, 2007	Fiscal Year ended December 31, 2006
Quarterly Report on Form 10-Q, filed May 9, 2007	Quarter ended March 31, 2007
Quarterly Report on Form 10-Q, filed August 1, 2007	Quarter ended June 30, 2007
Current Reports on Form 8-K	Filed February 5, 2007 (other than Item 2.02 thereof); February 27, 2007; March 28, 2007; April 18, 2007; May 11, 2007; May 30, 2007 (other than Item 7.01 thereof, including Exhibit 99.1); June 18, 2007; June 25, 2007; July 5, 2007; July 6, 2007; July 11, 2007 (other than Item 7.01 thereof, including Exhibit 99.1); July 19, 2007 and August 3, 2007
     All documents filed with the Commission by the Registrant pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities.
     The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law (the “DGCL”), our restated certificate of incorporation and our amended and restated bylaws, which will be in effect upon the consummation of the mergers. The following discussion is a summary of our restated certificate of incorporation and amended and restated bylaws that will be in effect following consummation of the mergers and is qualified in its entirety by reference to the forms thereof attached as Exhibits 4.1 and 4.2, respectively, to this Registration Statement.
General

     Upon consummation of the mergers, the total number of authorized shares of capital stock of Exterran will consist of 250 million shares of common stock, par value one cent ($0.01) per share, and 50 million shares of preferred stock, par value one cent ($0.01) per share.
Preferred Stock
     The board of directors of Exterran is authorized, subject to any limitations prescribed by law, to provide by resolution for the issuance of authorized and unissued shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (a “preferred stock designation”) to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights, including voting rights and rights upon any liquidation of Exterran, of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Exterran entitled to vote thereon, without a separate class vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.
Common Stock
     The shares of Exterran common stock to be issued in the mergers will be duly authorized, validly issued, fully paid and non-assessable. Except as otherwise required by applicable law and subject to the rights of the holders of any series of preferred stock, each registered holder of common stock will be entitled to one vote for each share of common stock held by such holder on each matter properly submitted to the stockholders of Exterran for their vote; provided, however, that, except as otherwise required by applicable law, holders of common stock of Exterran will not be entitled to vote on any amendment to the restated certificate of incorporation of Exterran (including any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of that affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote thereon by law or pursuant to Exterran’s restated certificate of incorporation (including any preferred stock designation). The number of authorized shares of common stock may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Exterran entitled to vote thereon, without a separate class vote of the holders of the common stock.
     Exterran does not have a classified board of directors nor does it permit cumulative voting. Holders of Exterran common stock are not entitled to any sinking fund provisions or preemptive rights to subscribe for additional shares of Exterran common stock, nor are they liable to further capital calls or to assessments by Exterran.
     Subject to any preferential rights with respect to any series of outstanding preferred stock and any restrictions that may be imposed by instruments governing any indebtedness of Exterran or its subsidiaries, holders of Exterran common stock are entitled to receive dividends when and as declared by the board of directors of Exterran at its discretion out of legally available funds. On liquidation, dissolution, sale or winding up of Exterran, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights.
Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control
     Under the Exterran restated certificate of incorporation, the board of directors of Exterran has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any series of the preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of Exterran common stock and restrict their rights to receive payments upon liquidation of Exterran. Further, the Exterran restated certificate of incorporation provides that a director may be removed from office with or without cause. Subject to applicable law, however, if the board of directors were to establish a series of preferred stock and provide that series with the right to elect a director in the preferred stock designation, that director could be removed without cause only by the holders of a majority of the shares of that series of preferred stock.

     Exterran’s restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent.
     The bylaws of Exterran further provide that special meetings of the stockholders of Exterran may be called only by the Chairman of the board of directors of Exterran, the President of Exterran, or by the board of directors of Exterran acting pursuant to a resolution adopted by a majority of the total number of authorized directors on the board of directors of Exterran (regardless of whether there exist any vacancies in the authorized directorships). Stockholders are not entitled to call special meetings of the stockholders of Exterran.
     The provisions of Exterran’s restated certificate of incorporation and bylaws (1) conferring on the Exterran board of directors the full authority to issue preferred stock, (2) limiting the right to remove a director elected by the holders of any series of preferred stock, (3) requiring that stockholders act at a duly called meeting and (4) prohibiting stockholders from calling a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control of Exterran or the removal of existing management.
Limitation on Directors’ and Officers’ Liability
     The restated certificate of incorporation of Exterran provides that a director of Exterran will not be personally liable to Exterran or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:
•	any breach of the director’s duty of loyalty to Exterran or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	payments of unlawful dividends or unlawful stock repurchases or redemptions, or

•	any transaction from which the director derived an improper personal benefit.
     Exterran’s restated certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Exterran will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the limitation of the directors’ liability to Exterran by the stockholders of Exterran will not adversely affect any right or protection of a director of Exterran existing at the time of such repeal or modification. Exterran’s restated certificate of incorporation and bylaws also provide that Exterran will indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law. The inclusion of these provisions in Exterran’s restated certificate of incorporation and amended and restated bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their fiduciary duty as a director, even though such an action, if successful, might otherwise have benefited Exterran and the holders of Exterran common stock.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL, or

•	any transaction from which the director derived an improper personal benefit.
     Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by a director or officer in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Exterran’s certificate of incorporation or by-laws, a vote of shareholders or disinterested directors, agreement or otherwise.
     Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.
Exterran Holdings, Inc.’s Restated Certificate of Incorporation
     Exterran is a Delaware corporation. Exterran’s restated certificate of incorporation provides that a director of Exterran will not be personally liable to Exterran or its stockholders for breach of his or her fiduciary duty as a director, except for liability in the circumstances specified in Section 102(b)(7) of the DGCL. In addition, Holding’s restated certificate of incorporation requires Exterran to indemnify and advance expenses to any director or officer of Exterran as provided in Holding’s amended and restated bylaws.
Exterran Holdings, Inc.’s Amended and Restated Bylaws
     The amended and restated bylaws of Exterran that Exterran will indemnify to the fullest extent permitted by Delaware law, including the DGCL as described above, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding (whether or not an action by or in right of Exterran), by reason of the fact that he or she is or was a director or officer of Exterran, or, while serving as a director or officer of Exterran, is or was serving at the request of Exterran as a director, officer, employee or agent of another entity, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees) reasonably incurred or suffered. However, except with respect to certain proceedings to enforce rights to indemnification as described below, Exterran will indemnify any such officer or director in connection with a proceeding initiated by that officer or director only if the proceeding was authorized by the Exterran board of directors.
     This right to indemnification also includes the right to be paid in advance expenses (including attorneys’ fees) incurred in defending any such proceeding to the fullest extent permitted by Delaware law. However, if the DGCL requires an advancement of expenses incurred by an officer or director in his or her capacity as such (and not in any other capacity in which service was or is rendered), Exterran will advance expenses only upon delivery to Exterran of an undertaking by or on behalf of the officer or director, to repay all amounts advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the officer or director is not entitled to be indemnified for expenses incurred.
     In any suit brought by an officer or director to enforce a right to indemnification or in any suit brought by Exterran to recover an advancement of expenses pursuant to the terms of an undertaking, as described in the paragraph above, if the officer or director is successful, in whole or in part, he or she is entitled to be paid the expense of prosecuting or defending the suit.
     The amended and restated bylaws of Exterran further provide that Exterran may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in right of Exterran) by reason of the fact that the person is or was an employee (other than an officer) or agent of Exterran, or, while serving as an employee (other than an officer) or agent of Exterran, is or was serving at the request of Exterran as a director, officer, employee or agent of another entity, to the extent (i) permitted by Delaware law, and (ii) authorized in the sole discretion of the Chief Executive Officer of Exterran and at least one other of the following officers of Exterran: the President, the Chief Financial Officer, or the General Counsel. Exterran may, to the extent permitted by Delaware law and authorized as described in (ii) of the preceding sentence, pay expenses (including attorneys’ fees) reasonably incurred by any employee or agent of Exterran in defending any proceeding in advance of the final disposition, upon terms and conditions that the officer authorizing such expense advancement may determine in their sole discretion.
     The rights and authority relating to indemnification conferred by the Exterran bylaws are not exclusive of any other right that any person seeking indemnification or advancement of expenses from Exterran may have or acquire.
Merger Agreement
     Each of the parties to the merger agreement has agreed that, for six years after the consummation of the mergers, Exterran will indemnify and hold harmless and advance expenses to, to the greatest extent permitted by law as of the date of the merger agreement, the individuals who at or prior to the consummation of the mergers were officers and directors of Hanover, Universal or their respective subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of Hanover, Universal or any of their respective subsidiaries at any time prior to the consummation of the mergers. Exterran has also agreed to honor all indemnification agreements, expense advancement and exculpation provisions with the individuals identified in the preceding sentence (including under Hanover’s or Universal’s certificate of incorporation or bylaws) in effect as of February 5, 2007, the date of the execution of the merger agreement, in accordance with the terms of those agreements or provisions.
     The merger agreement also provides that for a period of six years after the consummation of the mergers, Exterran will cause to be maintained officers’ and directors’ liability insurance covering all officers and directors of Hanover and Universal who are, or at any time prior to the consummation of the mergers were, covered by Hanover’s or Universal’s existing officers’ and directors’ liability insurance policies on terms substantially no less advantageous than the existing policies, provided that Exterran will not be required to pay annual premiums in excess of 200% of the last annual premium paid by Hanover or Universal, as applicable, prior to February 5, 2007, the date of the execution of the merger agreement, but in such case will purchase as much coverage as reasonably practicable for that amount.
     The indemnification rights described above will be in addition to any other rights available under the certificate of incorporation or bylaws of Hanover or Universal or any of its subsidiaries, under applicable law or otherwise.
Indemnification Agreements
     Upon the consummation of the mergers, Exterran will enter into indemnification agreements with each of its directors and the following executive officers
•	Stephen A. Snider;

•	Brian A. Matusek;

•	J. Michael Anderson;

•	Steven W. Muck;

•	Dan Newman;

•	D. Bradley Childers;

•	Donald C. Wayne;

•	Daniel K. Schlanger; and

•	Kenneth R. Bickett.
     Each agreement will provide indemnification and the advancement of expenses (including expenses incurred by a witness in a proceeding) to the fullest extent permitted by applicable law, including the DGCL. Notwithstanding the foregoing, the following will generally be excluded from coverage under the indemnification agreements:
•	claims covered by any insurance or other indemnity provisions;

•	liability under Section 16(b) of the Securities Act; and

•	proceedings initiated by the putative indemnitee without prior approval of the board of directors of Exterran (other than proceedings brought to enforce an indemnitee’s rights under his or her indemnification agreement).
     Exterran will also provide insurance pursuant to which directors and officers will be indemnified or insured against liability or loss asserted against them in their capacities as directors or officers or arising out of that status.
     See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.
Item 7. Exemption from Registration Claimed.
     Not Applicable.

Item 8. Exhibits.
     The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit
Number	Document Description

4.1 -	Restated Certificate of Incorporation of Exterran Holdings, Inc. to be in effect as of the consummation of the mergers.

4.2 -	Amended and Restated Bylaws of Exterran Holdings, Inc. to be in effect as of the consummation of the mergers.

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Hanover Compressor Company.

23.2 -	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Universal Compression Holdings, Inc.

23.3 -	Consent of Ernst & Young LLP.

24.1 -	Powers of Attorney (included on the signature page of this registration statement).
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on August 17, 2007.

EXTERRAN HOLDINGS, INC. (Registrant)
By:	/s/ J. Michael Anderson
J. Michael Anderson
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Stephen A. Snider, J. Michael Anderson and Kenneth R. Bickett, and each of them, as his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary and desirable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 17, 2007.

Signature	Title

/s/ Stephen A. Snider	Director, President and Chief Executive Officer
Stephen A. Snider	(Principal Executive Officer)

/s/ J. Michael Anderson	Senior Vice President and Chief Financial Officer
J. Michael Anderson	(Principal Financial Officer)

/s/ Kenneth R. Bickett	Vice President, Accounting and Corporate Controller
Kenneth R. Bickett	(Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit
Number	Document Description

4.1 -	Restated Certificate of Incorporation of Exterran Holdings, Inc. to be in effect as of the consummation of the mergers.

4.2 -	Amended and Restated Bylaws of Exterran Holdings, Inc. to be in effect as of the consummation of the mergers.

5.1 -	Opinion of Baker Botts L.L.P.

23.1 -	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Hanover Compressor Company.

23.2 -	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Universal Compression Holdings, Inc.

23.3 -	Consent of Ernst & Young LLP.

24.1 -	Powers of Attorney (included on the signature page of this registration statement).